Exhibit 10.1
JOHNSON & JOHNSON
2012 LONG-TERM INCENTIVE PLAN
GLOBAL NONQUALIFIED STOCK OPTION AWARD AGREEMENT
Grant Date:
Granted To:

WWID #	Total Shares:
Vesting Date:	Purchase Price:

Grant No.	Grant Type	No. of Shares
NQSO
In addition to such other conditions as may be established by the Committee, in consideration of the granting of an award under the terms of the Johnson & Johnson 2012 Long-Term Incentive Plan, as amended from time to time (the “Plan”), you agree as follows:
1.Grant of Nonqualified Stock Option.
(a)    Award. Subject to the terms and conditions of this Nonqualified Stock Option Agreement, including any country-specific terms in Appendix A hereto and any other exhibits or addendums to these documents (collectively, this “Agreement”) and the Plan, Johnson & Johnson, a New Jersey corporation (the “Corporation”), hereby grants you an option (this “Option”) to purchase from it the above-stated number of shares of common stock of the Corporation, par value $1.00 per share (“Common Stock”), at the above-stated price per share. This Option, and the exercise of this Option, is subject to all of the terms and conditions relating to Non-Qualified Stock Options (“NQSOs”) contained in the Plan. The terms of the Plan are hereby incorporated herein by reference. Except where the context clearly indicates otherwise, each capitalized term used herein shall have the definition assigned to it by this Agreement or, to the extent that this Agreement does not define a capitalized term used herein, by the Plan. A copy of the Plan is available in and from the Office of the Secretary of Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, NJ 08933 (732-524-0400).
(b)    Conditions. This Option grant is conditioned on your (i) electronically accepting this grant on the website of the Plan recordkeeper (or in such other manner as the Corporation may establish or permit from time to time) and (ii) opening and maintaining a brokerage account that is permitted for use with respect to awards granted under the Plan, in each case by the deadline established by the Corporation and/or set forth on the website of the Plan recordkeeper. By accepting this Option grant, you will have confirmed your acceptance of all of the terms and conditions of this Agreement. If you do not accept this Option grant by the applicable deadline, your grant will be cancelled.

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2.    Vesting of Option; Competition with the Corporation Group.
(a)    Vesting. The Option shall become vested in full on the Vesting Date, provided, that, (i) except as otherwise provided in Section 3, you are Employed on the Vesting Date and have been Employed at all times since the Grant Date and (ii) you have complied and are in compliance with the terms of this Agreement.
(b)    Competition With the Corporation Group. In order to protect the Corporation Group’s goodwill and investments in research and development and Customer and business relationships and to prevent the disclosure of the Corporation Group’s confidential and trade secret information, thereby promoting the long-term success of the Corporation Group’s business, you agree to the following:
(i)    During your Employment, you will not, without the prior written consent of the Corporation, directly or indirectly engage in Competitive Activities.
(ii)    For a period of eighteen (18) months following your Date of Termination, you will not, without the prior written consent of the Corporation, directly or indirectly perform, or assist others to perform, work for a Competitor in a position or in any geographic location in which you could disadvantage the Corporation Group or advantage the Competitor through (a) your disclosure or use of the Corporation Group’s confidential or trade secret information and/or (b) your use of the Corporation Group’s Customer relationships and goodwill.
(iii)    Rescission and Forfeiture. You understand and agree that if the Corporation determines you have violated Section 2(b)(i) and/or Section 2(b)(ii) and/or any non-competition or non-solicitation agreement that you have with any member of the Corporation Group, then, in addition to injunctive relief, damages, and all other equitable and legal rights and remedies:
(A)    the Option (whether or not vested) shall be forfeited for no consideration on the earliest date on which you are first in violation of Section 2(b)(i) and/or Section 2(b)(ii) or any non-competition or non-solicitation agreement that you have with any member of the Corporation Group; and
(B)    upon the Corporation’s demand, you shall immediately deliver to the Corporation (I) a number of shares of Common Stock equal to the number of shares of Common Stock with respect to which you exercised the Option (for the avoidance of doubt, without reduction for any shares of Common Stock that may have been withheld and/or sold to satisfy applicable withholding taxes) within the twelve (12) month period of time immediately preceding the earliest date on which you are first in violation of Section 2(b)(i) and/or Section 2(b)(ii) or any non-competition or non-solicitation agreement that you have with any member of the Corporation Group, less (II) the number of shares of Common Stock withheld upon exercise to satisfy the Option purchase price (or, if you paid the purchase price in cash, the number of shares that would have been withheld had the purchase price been paid via cashless exercise). To the extent that you do not, as of the date of the Corporation’s demand for repayment, hold a number of shares of Common Stock sufficient to satisfy the obligation set forth in the preceding sentence, you shall pay the Corporation an amount in cash equal to (x) (i) the number shares required to be delivered by you pursuant to the preceding sentence, less (ii) the number of shares actually delivered by you pursuant to the preceding sentence, multiplied by (y) the Fair Market Value per share of Common Stock as of the business day immediately preceding the date of the Corporation’s demand for repayment. You agree to deliver and execute such documents (including, if applicable, share certificates) as the Corporation may deem necessary to effect the repayment obligations referred to in this Section 2(b)(iii)(B).
(iv)    You understand and agree that the remedies set forth in Section 2(b)(iii) shall not be the Corporation Group’s exclusive remedies in the event of a breach of the non-competition obligations set forth in Section 2(b)(i) and/or Section 2(b)(ii) or in any other applicable non-competition or non-solicitation agreement that you have with any member of the Corporation Group, and that the Corporation Group reserves all other rights and remedies available to it at law or in equity.
3.    Termination of Employment.
(a)    Termination of Employment - General. If you cease to be Employed for any reason, then, except as otherwise provided in this Section 3, (i) if the Option has not vested as of your Date of Termination, the Option shall be forfeited for no consideration on your Date of Termination; or (ii) if the Option has vested as of your Date of Termination, any unexercised portion of the Option shall terminate in full on the earlier of (A) the date that is three (3) months after your Date of Termination or (B) the Expiration Date.
(b)    Termination due to Death. If you die while Employed, then the Option shall immediately become vested as of your date of death, and your estate, beneficiary or any person who acquires the Option by inheritance or devise shall have the right to exercise any unexercised portion of the Option until the Expiration Date.
(c)    Termination due to Disability. If you cease to be Employed due to Disability, then the Option shall immediately become vested as of the Date of Termination, and you (or should you die within said period, then by your estate, beneficiary or any person who acquires the Option by inheritance or devise) shall have the right to exercise any unexercised portion of the Option until the Expiration Date.
(d)    Termination due to Specified Divestiture or Reduction in Force. If, prior to the Vesting Date, (A) your Employment terminates as a result of a Specified Divestiture or a Reduction in Force and (B) as of the Date of Termination, you were not eligible for a Qualifying Separation, then you shall (i) become vested in a Pro-Rata Portion of the Option on the Date of Termination and (ii) the remainder of the Option shall be forfeited for no consideration. The Pro-Rata Portion of the Option that vests in accordance with the preceding sentence shall terminate on the earlier of (A) the date that is three (3) months after your Date of Termination or (B) the Expiration Date. For purposes of this Agreement, a “Pro Rata Portion of the Option” means a portion of the Option equal to the result, rounded to the nearest whole number, of (i) the aggregate number of shares subject to the Option, multiplied by (ii) a fraction, the numerator of which is the number of days that elapsed from the Grant Date through and including the Date of Termination and the denominator of which is the total number of days in the Vesting Period.

(e)    Certain other Terminations.
(i)    If your Employment terminates after the date that is six (6) months following the Grant Date for any reason (including due to a Specified Divestiture or a Reduction in Force) other than due to a termination for Cause or your death or Disability and either (A) you have attained age fifty-five (55) and have at least ten (10) years of Service with at least five (5) consecutive years of Service immediately before your Date of Termination or (B) you have attained age sixty-two (62) as of your Date of Termination (a “Qualifying Separation”), then you (or should you die within said period, then your estate, beneficiary or any person who acquires the Option by inheritance or devise) shall have the right to exercise the Option during the remaining term of the Option at such times and to the extent you could have exercised the Option had your Employment not terminated. For the avoidance of doubt, this Section 3(e)(i) shall not apply (w) if your Employment terminates within six (6) months following the Grant Date, in which case the Option shall be forfeited for no consideration on the Date of Termination (unless clause (y) or (z) below applies), (x) if your Employment is terminated for Cause, in which case the Option (whether or not vested) shall be forfeited for no consideration on the Date of Termination, (y) if your Employment terminates due to your death or Disability, in which case Section 3(b) or Section 3(c) will apply, as applicable, or (z) if your Employment is terminated due to a Specified Divestiture or a Reduction in Force within six (6) months following the Grant Date, in which case Section 3(d) will apply.
(ii)    If, on or after the Vesting Date, your Employment terminates for any reason other than due to a termination for Cause or your death or Disability and you have attained age fifty-five (55), but you do not meet the conditions set forth in Section 3(e)(i), your right to exercise any unexercised portion of the Option shall terminate on the third (3rd) anniversary of your Date of Termination or the Expiration Date, whichever occurs first. For the avoidance of doubt, this Section 3(e)(ii) shall not apply (w) if the Option is not vested as of your Date of Termination, in which case the Option shall be forfeited for no consideration on that date (unless clause (y) or (z) below applies), (x) if your Employment is terminated for Cause, in which case the Option shall be forfeited for no consideration on the Date of Termination, (y) if your Employment terminates due to your death or Disability, in which case Section 3(b) or Section 3(c) will apply, as applicable, or (z) if your Employment terminates prior to the Vesting Date due to a Specified Divestiture or a Reduction in Force, in which case Section 3(d) will apply.
Notwithstanding the foregoing, you will be treated as having terminated Employment pursuant to Section 3(a) hereof (or, if applicable, Section 3(d)) if, at any time prior to the Vesting Date, the Committee determines that applying Section 3(e)(i) or Section 3(e)(ii) to employees based on age at the time of termination and not to all employees may violate any law or public policy applicable to you and/or the Option (whether as applied to all holders of options or to only holders of options in the jurisdiction where you are employed).
(f)    Death Following Certain Terminations. Notwithstanding the foregoing, if you die following (i) a Qualifying Separation or (ii) a termination of Employment due to a Specified Divestiture or Reduction in Force, then, to the extent the Option (or a portion thereof) remains outstanding as of the date of your death, your estate, beneficiary or any person who acquires the Option (or portion thereof) by inheritance or devise shall become vested in the Option (or portion thereof) on the date of your death (to the extent unvested as of such date) and shall have the right to exercise any unexercised portion of the Option (or portion thereof) until the Expiration Date.
(g)    Termination for Cause. Notwithstanding the foregoing, if you ceased to be Employed due to a termination for Cause (regardless of whether you otherwise would be eligible for a Qualifying Separation), then the Option, whether or not vested, shall immediately be forfeited for no consideration on the Date of Termination.
(h)    Conditions on Vesting Upon or Following Termination of Employment. Your eligibility to vest in or exercise the Option (or any portion thereof) upon or following the date of your termination of Employment shall be subject to (i) your compliance with the non-competition obligations in Section 2(b)(i) and/or Section 2(b)(ii) and/or any other applicable non-competition or non-solicitation agreement with any member of the Corporation Group and (ii) if required by the Corporation at the time of your termination of Employment, your execution of a general release of claims in favor of the Corporation and its subsidiaries and affiliates in the form required by the Corporation that becomes effective within sixty (60) days following the date of termination (or such earlier date as the Corporation may require).
4.    Exercise of Option; Payment of Purchase Price.
(a)    Exercise of Option.
(i)    General. This Option may not be exercised until the Vesting Date. Once vested, this Option shall be exercisable in its entirety. This Option shall terminate and shall not be exercisable after the close of the New York Stock Exchange on the Expiration Date or, if applicable, such earlier date on which the Option terminates in accordance with this Agreement.
(ii)    Exercise Procedure. Subject to the conditions set forth in this Agreement and the Plan, you must exercise the Option by providing a written notice of exercise in accordance with procedures established by the Corporation from time to time. This notice must be accompanied by payment in full of the Option purchase price and any applicable taxes required by law in accordance with the terms of this Agreement. You may purchase less than the number of shares of Common Stock covered by the Option. You may not exercise the Option for a fractional share.
(b)    Payment of Purchase Price. The purchase price payable upon exercise of the Option shall be paid in U.S. dollars or, to the extent permitted by the Corporation from time to time, (i) pursuant to any cashless exercise procedure through the use of a brokerage arrangement approved by the Corporation; (ii) in Common Stock valued at Fair Market Value at the close of the business day immediately preceding the date of exercise; or (iii) a combination of such Common Stock and cash; provided, that,: (A) fractional shares of Common Stock shall not be accepted as payment of the Exercise Price; (B) shares of Common Stock that you acquired within the six (6) month period immediately preceding the date of exercise may not be used to pay the exercise price; (C) shares of Common Stock that were issued to you by the Corporation upon your exercise of an incentive stock option within the one (1) year period immediately preceding the exercise of the Option may not be used to pay the purchase price; and (D) any shares of Common Stock used to pay the purchase price (or any portion thereof) must be owned by you free and clear of any liens, encumbrances or security interests. Notwithstanding the foregoing, if you are a Section 16 officer of the Corporation under the Act, payment of the purchase price by means of methods (ii) and (iii) hereof is subject to approval by the Committee.
5.    Delivery of Shares; Tax Withholding; Compliance With Securities Laws; Compensation Recoupment Policy.
(a)    General. The Corporation shall, after receiving the purchase price for the shares of Common Stock purchased and paid for under the Option, make delivery of such shares to you, reduced by any whole shares of Common Stock that are withheld or sold or any cash withheld to satisfy applicable Federal, state and local income taxes, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (the “Tax-Related Items") in the amount determined by the Corporation. If the proceeds of any such sale of Common Stock exceed the amount necessary to satisfy your tax-withholding obligation, the excess shall be paid to you in cash. In lieu of the foregoing, the Committee may allow you to pay the Tax-Related Items withholding to the Corporation in Common Stock, cash or such other form as approved by the Committee. Notwithstanding the foregoing, if you are a Section 16 officer of the Corporation under the Act, then, unless otherwise determined by the Committee, if the purchase price upon exercise of the Option is paid (i) in cash or shares of Common Stock held prior to the date of exercise, then any Tax-Related Items shall be satisfied in cash and (ii) pursuant to a cashless exercise procedure, then any Tax-Related Items shall be satisfied by the disposition of shares pursuant to such cashless exercise (with such withholding obligations determined based on the applicable statutory withholding rates). Further, notwithstanding anything to the contrary in this Section 5(a), if any law or regulation requires the Corporation to take any action with respect to such shares before the issuance thereof, the date of delivery of such shares shall be extended for the period necessary to complete such action.
(b)    Registration and Listing. The Option shall not be exercisable unless at the time of exercise there is in effect a current registration statement or amendment thereto under the Securities Act of 1933, as amended, covering the shares of Common Stock to be issued upon exercise of the Option and such shares are authorized for listing on the New York Stock Exchange or another securities exchange as determined by the Committee. Nothing herein shall be deemed to require the Corporation to apply for, to effect or to obtain such registration or listing.
(c)    Compensation Recoupment Policy. You hereby acknowledge and agree that you and the Option, including any shares of Common Stock that may be delivered to you pursuant to this Option, are subject to the Corporation’s Compensation Recoupment Policy, as amended from time to time, a current copy of which can be found on the Corporation’s website at http://www.investor.jnj.com/gov/compensation-recoupment-policy.cfm. The terms and conditions of the Compensation Recoupment Policy hereby are incorporated by reference into this Agreement.
6.    Nontransferability of Option. The Option is exercisable during your lifetime only by you, and no rights granted hereunder may be sold, transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution or in accordance with any beneficiary designation procedures that may be established by the Corporation. Nor shall any such rights be subject to execution, attachment or similar process, other than in accordance with the terms of the Plan. Upon any attempt to sell, transfer, assign, pledge, hypothecate or otherwise dispose of the Option or of such rights contrary to the provisions of the Plan or this Agreement, or upon the levy of any attachment or similar process upon the Option or such rights, the Option and such rights shall, at the election of the Corporation, be forfeited for no consideration.
7.    No Special Employment Rights; No Rights to Awards. Nothing contained in the Plan or this Agreement shall be construed or deemed by any person under any circumstances to bind any member of the Corporation Group to continue your employment for the period within which the Option may be exercised or for any other period, to create a right to employment with the Corporation, to form or amend an employment or service contract with the Corporation or to interfere in any way with any right of a member of the Corporation Group to terminate your employment at any time. You hereby acknowledge and agree that (i) the Plan is established voluntarily by the Corporation, is discretionary in nature and may be modified, amended, or terminated by the Corporation at any time, as provided in the Plan, (ii) your participation in the Plan is voluntary and you are voluntarily accepting the Option grant, (iii) the Option and shares of Common Stock subject to the Option, and the income and value of same, does not constitute part of your normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination indemnities, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or welfare benefits or similar payments, and in no event should be considered as compensation for, or in any way relating to, past services to the Corporation Group, (iv) the Option and shares of Common Stock subject to the Option, and the income and value of same, is not intended to replace any pension rights or compensation, (v) the grant of the Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past, (vi) unless otherwise agreed with the Corporation, the Option and the shares of Common Stock subject to the Option, and the income and value of same, are not granted as consideration, or in connection with, the service you may provide as a director of a subsidiary of the Corporation, (vii) the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty, (viii) if the underlying shares of Common Stock do not increase in value, the Option will have no value, (ix) if you exercise the Option and acquire shares of Common Stock, the value of such shares of Common Stock may increase or decrease in value, even below the purchase price (x) no claim or entitlement to compensation or damages shall arise from forfeiture or recoupment of the Option resulting from the termination of your Employment or other service relationship (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), (xi) you shall seek all necessary approvals under, make all required notifications under, and comply with all laws, rules, and regulations applicable to the ownership of the Option and, if applicable, shares of Common Stock, including currency and exchange laws, rules, and regulations, (xii) neither the Corporation nor any of its subsidiaries or affiliates shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the Option or of any amounts due to you upon exercise of the Option or the subsequent sale of any shares of Common Stock acquired upon exercise, and (xiii) the Corporation is not providing any tax, legal, or financial advice, nor is the Corporation making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock and you should consult your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Option.
8.    Notices. Unless the Corporation notifies you otherwise in writing, all notices, designations, and payments to be submitted to the Corporation in connection with the Option shall be addressed to:
Equity Compensation Resources
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
9.    Definitions. The following capitalized terms shall have the definitions set forth below for purposes of this Agreement:
(a)    “Cause” means your termination by the Corporation Group: (i) following your conviction for or a plea of nolo contendere to the commission of a felony under federal or state law, or (ii) for any act that, in the Committee’s opinion, constitutes fraud, embezzlement, dishonesty, disclosure of confidential information, the willful and deliberate failure to perform your employment duties in any material respect, a conflict of interest, a violation of the non-competition obligations set forth in Section 2(b)(i) of this Agreement or any other applicable non-competition, non-solicitation, or confidentiality agreement or obligation that you have with any member of the Corporation Group, or any other event that is inimical or contrary to the best interests of the Corporation Group. Any determination of “Cause” shall be made by the Committee in its sole discretion, and its determination shall be final and binding.
(b)    “Committee” means the Compensation & Benefits Committee of the Board of Directors of the Corporation (or any successor committee).
(c)     “Competitor” means any person or entity including, but not limited to, you or anyone acting on your behalf, that is engaged or preparing to be engaged in research, development, production, manufacturing, marketing or selling of, or consulting on, any product, process, technology, machine, invention or service in existence or under development that resembles, competes with, may now or in the future compete with, can be substituted for or can be marketed as a substitute for any product, process, technology, machine, invention, or service of the Corporation Group that is in existence or that is, was, or is planned to be under development. The Committee shall determine whether any individual or entity is a “Competitor” in its sole discretion, and its determination shall be final.
(d)    “Competitive Activities” means any and all activities (including preparations) which compete with, are intended to compete with, or which otherwise may adversely affect or interfere with the Corporation Group’s business or advantage a Competitor whether immediately or in the future. The Committee shall determine whether any conduct constitutes “Competitive Activities” in its sole discretion, and its determination shall be final.

(e)    “Corporation Group” means the Corporation and its subsidiaries and affiliates, as determined by the Committee.
(f)    “Customer” means any entity, client, account, or person, including the employees, agents, or representatives of the foregoing, or any entity or person who participates, influences or has any responsibility in making purchasing decisions on behalf of such entities, clients, accounts, or persons, to whom or to which you contacted, solicited any business from, sold to, rendered any service to, were assigned to, had responsibilities for, received commissions or any compensation on, or promoted or marketed any products or services to during the eighteen (18) month period of time preceding your Date of Termination. The Committee shall determine whether any individual or entity is a “Customer” in its sole discretion, and its determination shall be final.
(g)    “Date of Termination” means the date on which your Employment terminates.
(h)     “Disability” means that due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, you are unable to perform the duties of your position of employment or any substantially similar position of employment, as determined by the Corporation.
(i)    “Divestiture” means the disposition of an organizational unit or business unit by the Corporation or one of its subsidiaries, whether pursuant to merger, reorganization, consolidation, spinoff, sale of assets, sale of stock, outsourcing arrangement, or asset transfer, in each case that (i) the Committee determines constitutes a Divestiture and (ii) directly results in (A) the termination of your Employment and the employment of a group of employees of the Corporation Group and (B) you and such other employees becoming employed by an acquiring company or staffing firm.
(j)    “Employed” or “Employment” means any period of time during which you are an employee of the Corporation Group, as determined by the Corporation in accordance with its applicable practices, policies and records; provided, that, during such period you are (i) in active employment status with the Corporation Group, (ii) on a Corporation-approved leave of absence for up to six months (or greater than six months if you have a right to reemployment under a statute or contract), or (iii) on leave due to Disability for up to twenty-nine (29) months. For the avoidance of doubt, you shall not be considered to be Employed (x) for any period during which you are not considered to be an employee pursuant to the Corporation’s practices, policies and records, (y) during any notice period or salary continuation period required by local law (such as a "garden leave" or similar period) or any severance period (if you are covered by a severance agreement or arrangement) or (z) for any period of leave in excess of the periods set forth in clauses (ii) and (iii) above, as applicable.
(k)    “Expiration Date” means the tenth anniversary of the Grant Date.
(l)    “Grant Date” means the date on which the Option is granted, as set forth above.

(m)    “Reduction in Force” means a termination of Employment (i) due to a position elimination or (ii) in connection with a site closing or plant closing. The determination of whether a termination of Employment is in connection with a Reduction in Force shall be made by the Committee in its sole discretion.
(n)    “Service” means Employment with the Corporation or one of its subsidiaries or affiliates, while that corporation or other legal entity was a subsidiary or affiliate of the Corporation, unless the Committee has otherwise provided on or before the Grant Date.
(o)    “Specified Divestiture” means a Divestiture in which the Option (or portion thereof) that would otherwise be forfeited hereunder as a result of a Termination of Employment due to such Divestiture is not replaced (with cash-based compensation, equity-based compensation, or any other compensation or benefit) in whole or in part by the acquiring company, staffing firm, or other entity involved in such Divestiture, or any affiliate of the foregoing. The determination of whether any compensation or benefit is provided in replacement of a forfeited Option (or portion thereof) shall be made by the Committee in its sole discretion.
(p)    “Vesting Date” means the date on which the Option vests, as set forth above, provided, that, if the Option vests pursuant to Sections 3(b), 3(c), 3(d) or 3(f) hereof, then “Vesting Date” shall mean the date specified in such section.
10.    Miscellaneous.
(a)    Amendments. Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by an authorized representative of the Corporation.
(b)    Third-Party Beneficiaries. You acknowledge and agree that all affiliates and subsidiaries of the Corporation have, or will as the result of a future acquisition, merger, assignment, or otherwise have, an interest in your Employment and your compliance with the obligations in Section 2(b), and that those entities are each express, third-party beneficiaries of this Agreement.
(c)    Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.
(d)    Severability. In the event that Section 2(b) of this Agreement is invalidated or not enforced under applicable law, this shall not affect the validity or enforceability of the remaining provisions of this Agreement or the Plan. To the extent that Section 2(b) of this Agreement is unenforceable because it is deemed overbroad, the provision shall be applied and enforced in a more limited manner to the fullest extent permissible under the applicable law. You further understand and agree that, in the event Section 2(b) of this Agreement is declared invalid, void, overbroad, or unenforceable, in whole or in part, for any reason, you shall remain bound by any non-competition, confidentiality, non-solicitation, and/or non-disclosure agreement previously entered between you and any member of the Corporation Group.

(e)    Appendix A. Notwithstanding any provisions in this Agreement, the Option shall be subject to any special terms and conditions set forth in Appendix A for your country. Moreover, if you relocate to one of the countries included in Appendix A, the special terms and conditions for such country will apply to you, to the extent the Corporation determines that the application of such terms and conditions is necessary and advisable for legal or administrative reasons. Appendix A constitutes part of this Agreement.
(f)    Data Privacy Consent. By accepting this grant, you hereby consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employing entity (the “Employer”) and the Corporation and the Corporation Group for the exclusive purpose of implementing, administering and managing any awards issued to you under the Plan. You understand that the Corporation and your Employer may hold certain personal information about you, including, but not limited to, your name, home address, email address, telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, details of all Option grants or any other entitlement to shares of stock awarded, canceled, vested, unvested or outstanding in your favor ("Data"), for the purpose of implementing, administering and managing any grants issued to you under the Plan. The Controller of personal data processing is Johnson & Johnson Services, Inc., with its registered address at One Johnson & Johnson Plaza, New Brunswick, NJ 08933, USA, and the Corporation and its subsidiaries and affiliates. You understand that Data may be transferred to any third parties, as may be selected by the Corporation, which are assisting in the implementation, administration and management of the Plan. You understand that the recipients may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections from your country. You understand that if you reside outside of the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients which may assist the Corporation (presently or in the future) with implementing, administering and managing the Plan, to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing grants under the Plan. You understand the Data will be held only as long as is necessary to implement, administer and manage grants under the Plan. You understand that if you reside outside of the United States, you may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your human resources representative. Further, you understand that your consent herein is being provided on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your Employment status or Service will not be affected; the only consequence of refusing or withdrawing your consent is that the Corporation would not be able to grant options or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative. Finally, upon request of the Corporation or the Employer, you agree to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Corporation and/or the Employer) that the Corporation and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future.  You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Corporation and/or the Employer.
(g)    Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties relating to the subject matter hereof, and any previous agreement or understanding between the parties with respect thereto is superseded by this Agreement and the Plan.
(h)    Section 409A. The intent of the parties is that payments and benefits under this Agreement shall be exempt from or shall comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith or exempt therefrom, as applicable. Notwithstanding anything to the contrary in the Plan or this Agreement, the Corporation reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A. However, the Corporation makes no representation that the Option is not subject to Section 409A nor makes any undertaking to preclude Section 409A from applying to the Option. The Corporation shall not have any liability under the Plan or this Agreement for any taxes, penalties or interest due on amounts paid or payable pursuant to the Plan or this Agreement, including any taxes, penalties or interest imposed under Section 409A. For purposes of the Plan and this Agreement, to the extent necessary to avoid accelerated taxation and/or tax penalties under Section 409A, a termination of Employment shall not be deemed to have occurred for purposes of settlement of any portion of the Option unless such termination constitutes a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of Employment” or similar terms shall mean “separation from service.”
(i)    Acknowledgement. By electing to accept this Agreement, you acknowledge receipt of this Agreement and hereby confirm your understanding that the terms set forth in this Agreement constitute, subject to the terms of the Plan, which terms shall control in the event of any conflict between the Plan and this Agreement. The Corporation may, in its sole discretion, decide to deliver any documents (including, without limitation, information required to be delivered to you pursuant to applicable securities laws) related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Corporation or a third party designated by the Corporation.
(j)    Language. If you have received this Agreement or any other document related to the Plan translated into a language other than English, and the meaning of the translated version is different than the English version, the English version will control.
(k)    Imposition of Other Requirements. The Corporation reserves the right to impose other requirements on your participation in the Plan, on the Option and on any shares of

Common Stock acquired under the Plan, to the extent the Corporation determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
(l)    Waiver. You acknowledge that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other grantee.
(m)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to conflict of laws principles, except to the extent superseded by federal law and as set forth in this Section 9(m). Provided that you primarily resided and worked in California during and in connection with your employment with the Corporation Group and at the time that you accepted this Agreement and participation in the Plan, (i) this Agreement shall be governed by and construed in accordance with the laws of the State of California; and (ii) Section 2(b)(ii) shall not apply with respect to services you render in California that do not involve your use or disclosure of the Corporation Group’s confidential or trade secret information.

JOHNSON & JOHNSON

By: ______________________________

Carolyn Hoenisch
Senior Finance Director
Savings Plan & Equity Compensation
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933